Free Writing Prospectus Dated March 10, 2008
Registration Statement No. 333-126966
Filed Pursuant to Rule 433 of the Securities Act of 1933
FINAL TERM SHEET

Issuer:	Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc.

Supplemental Indenture:	Seventy-fifth Supplemental Indenture, dated as of March 1, 2008

Format:	SEC Registered

Trade Date:	March 10, 2008

Settlement Date:	March 13, 2008

Security:	First Mortgage Bonds, 6.3% Series due 2038

Expected Ratings:	A2 (Moody’s); A- (S&P); A+ (Fitch)

Principal Amount:	$325,000,000

Date of Maturity:	April 1, 2038

Interest Rate:	6.3%

Interest Payment Dates:	Payable semi-annually on April 1 and October 1, commencing October 1, 2008

Public Offering Price:	99.821% of the principal amount thereof

Benchmark Treasury:	5.0% UST due on May 15, 2037

Benchmark Treasury Yield:	4.463%

Spread to Benchmark Treasury:	+185 basis points

Re-offer Yield:	6.313%

Redemption Terms:	Redeemable prior to maturity, at any time in whole or from time to time in part, at the option of the Company, at a make whole redemption price using the applicable Treasury rate plus 30 basis points (as defined and described in further detail in the Prospectus Supplement)

Joint Book-Running Managers:	J.P. Morgan Securities Inc. Wachovia Capital Markets, LLC

Co-Managers:	Goldman, Sachs & Co. BNY Capital Markets, Inc. Lazard Capital Markets LLC Morgan Stanley & Co. Incorporated SunTrust Robinson Humphrey, Inc. Cabrera Capital Markets, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.